Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Nine Months Ended September 30, 2021

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, November 3, 2021 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended September 30, 2021 of $1.0 million, compared to net income of $956,000 for the comparable prior year period. The Company reported net income for the nine months ended September 30, 2021 of $5.5 million compared the net income of $1.0 million for the comparable prior year period. During the nine months ended September 30, 2021, the Company recorded a bargain purchase gain of $1.9 million and merger-related expenses of $392,000, both associated with the acquisition of Gibraltar Bank. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the nine months ended September 30, 2020. Excluding the bargain purchase gain and the merger-related expenses in 2021 and the contribution to the charitable foundation in 2020, net income for the nine months ended September 30, 2021 and 2020 was $3.9 million and $3.1 million, respectively. 1

On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. The Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, its New Jersey-chartered mutual holding company.

On February 28, 2021, the Company completed its acquisition of Gibraltar Bank and, as part of the transaction, the Company issued 1,267,916 shares of its common stock to Bogota Financial, MHC. The conversion and consolidation of data processing platforms, systems and customer files was completed in August 2021. The merger added three branches to the Bank’s network. In the third quarter of 2021, the Bank opened a new branch in Hasbrouck Heights, New Jersey, which will also include additional offices for staff.

Other Financial Highlights:

•	Total assets increased $94.1 million, or 12.7%, to $835.0 million from $740.9 million at December 31, 2020, primarily due to the assets acquired from the Gibraltar Bank acquisition.

•	Net loans increased $22.2 million, or 4.0%, to $579.9 million at September 30, 2021 from $557.7 million at December 31, 2020.

•

Total deposits were $591.2 million, increasing $89.2 million, or 17.8%, as compared to $502.0 million at December 31, 2020, primarily due to acquiring $81.4 million in deposits from Gibraltar Bank acquisition.

[1]	This number represents a non-GAAP Financial Measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

•

Return on average assets was 0.91% for the nine-month period ended September 30, 2021 compared to 0.19% for the corresponding period of 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average assets would have been 0.65%[1] and 0.55%[1] for the nine-month periods ended September 30, 2021 and 2020, respectively.

•

Return on average equity was 5.20% for the nine-month period ended September 30, 2021 compared to 1.11% for the corresponding period of 2020. Without the bargain purchase gain and merger-related expenses in 2021 and the charitable foundation contribution in 2020, the return on average equity would have been 3.74%[2] and 3.25%[2] for the nine months ended September 30, 2021 and 2020, respectively.

Joseph Coccaro, President and Chief Executive Officer, said, “During the third quarter, we completed the integration of Gibraltar Bank, including a successful system conversion in August. In the third quarter, we opened our Hasbrouck Heights branch which is our sixth branch location and contains additional office space for the Bank. The Bank held its grand opening of the new branch on August 4th and has seen over $10.0 million in deposits as of the end of the quarter.”

“We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk.”

Mr. Coccaro further stated, “We are pleased with our results for the first nine months and we continue to enjoy strong credit quality as non-performing loans and criticized assets remain very low. We continue to see strong growth in rates resulting in our net interest margin rising 56 basis points on a year over year quarterly comparison. We have finished a second round of SBA PPP loans and look forward to continuing to serve our communities going forward. The economic impact of the COVID-19 pandemic on the Company’s operations was not material during 2021. Our loan deferrals are down to one residential loan as of September 30, 2021.”

Paycheck Protection Program

As a qualified Small Business Administration lender, the Company was automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). During 2020, the Company received and processed 113 PPP applications totaling $10.5 million. The Company participated in the second round of PPP loans and during 2021, the Company received and processed 54 PPP applications totaling $6.9 million.

COVID

The Company has provided assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans to defer principal and/or interest payments. Through December 31, 2020, the Company granted 172 loan modifications totaling $67.9 million. As of September 30, 2021 one residential loan totaling $117,000 is still on deferral.

[2]	This number represents a non-GAAP Financial Measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended September 30, 2021 and September 30, 2020

Net income increased by $86,000, or 9.0%, to $1.0 million for the three months ended September 30, 2021 from net income of $1.0 million for the three months ended September 30, 2020. The increase was due to increases in net interest income of $1.5 million and non-interest income of $266,000 offset by increases in non-interest expense of $1.4 million and income tax expense of $280,000.

Interest income on cash and cash equivalents decreased $15,000, or 31.6%, to $33,000 for the three months ended September 30, 2021 from $48,000 for the three months ended September 30, 2020 due to a 16 basis point decrease in the average yield on cash and cash equivalents from 0.29% for the three months ended September 30, 2020 to 0.13% for the three months ended September 30, 2021 due to the lower interest rate environment. The decrease was offset by a $34.6 million increase in the average balance of cash and cash equivalents to $101.5 million for the three months ended September 30, 2021 from $66.9 million for the three months ended September 30, 2020, reflecting excess liquidity as deposit growth exceeded loan growth.

Interest income on loans increased $576,000, or 10.7%, to $6.0 million for the three months ended September 30, 2021 from $5.4 million for the three months ended September 30, 2020 due to a 39 basis point increase in the average yield on loans from 3.66% for the three months ended September 30, 2020 to 4.05% for the three months ended September 30, 2021 offset by a $1.7 million decrease in the average balance of loans to $584.8 million for the three months ended September 30, 2021 from $586.5 million for the three months ended September 30, 2020. The decrease in the average balance of loans reflected a higher repayment rate of residential loans.

Interest income on securities increased $43,000, or 11.4%, to $424,000 for the three months ended September 30, 2021 from $381,000 for the three months ended September 30, 2020 due to a $24.2 million increase in the average balance of securities to $88.6 million for the three months ended September 30, 2021 from $64.4 million for the three months ended September 30, 2020, reflecting investments with excess liquidity as deposit growth exceeded loan growth, offset by a 46 basis point decrease in the average yield from 2.37% for the three months ended September 30, 2020 to 1.91% for the three months ended September 30, 2021.

Interest expense on interest-bearing deposits decreased $796,000, or 43.3%, to $1.0 million for the three months ended September 30, 2021 from $1.8 million for the three months ended September 30, 2020. The decrease was due primarily to a 75 basis point decrease in the average cost of interest-bearing deposits to 0.75% for the three months ended September 30, 2021 from 1.50% for the three months ended September 30, 2020. The decrease in the average cost of deposits was due to the lower interest rate environment and an increase in the average balance of lower-cost transaction accounts and a decrease in the average balance of higher cost certificates of deposit. This decrease was offset by a $62.0 million increase in the average balance of deposits to $548.0 million for the three months ended September 30, 2021 from $486.0 million for the three months ended September 30, 2020.

Interest expense on Federal Home Loan Bank borrowings decreased $103,000, or 21.8%, from $472,000 for the three months ended September 30, 2020 to $369,000 for the three months ended September 30, 2021. The decrease was due to a decrease in the average cost of borrowings of 21 basis points to 1.52% for the three months ended September 30, 2021 from 1.73% for the three months ended September 30, 2020 due to the lower interest rate environment and a decrease in the average balance of borrowings of $15.0 million to $96.0 million for the three months ended September 30, 2021 from $108.6 million for the three months ended September 30, 2021.

We recorded a provision for loan losses of $25,000 for the three months ended September 30, 2021 and for the three-month period ended September 30, 2020. Lower balances in residential loans, a more positive economic environment and continued strong asset quality metrics were the reasons for the low provision during the three months ended September 30, 2021. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs. Non-performing assets were $1.9 million, or 0.33% of total assets, at September 30, 2021. The allowance for loan losses was $2.2 million, or 0.37% of loans outstanding and 114.2% of nonperforming loans, at September 30, 2021.

Non-interest income increased by $266,000, or 246.5%, to $374,000 for the three months ended September 30, 2021 from $108,000 for the three months ended September 30, 2020. The increase was due to $67,000 higher income on bank owned life insurance due to the purchase of $8.0 million of bank-owned life insurance and a $127,000 gain on sale of $4.3 million residential loans during the three months ended September 30, 2021.

For the three months ended September 30, 2021, non-interest expense increased $1.4 million to $3.8 million, over the comparable 2020 period. Salaries and employee benefits increased $698,000, or 52.5%, attributable to adding the new Gibraltar employees. Data processing expense increased $75,000, or 41.0%, due to higher data processing expense from maintaining two core systems until the date processing conversion was completed in August 2021. Professional fees decreased $110,000, or 46.3%, due in part to lower legal and merger expenses. The increase of other general operating expenses was mainly due to increase occupancy costs for the acquired Gibraltar Bank branches and the branch location in Hasbrouck Heights which opened in August.

Comparison of Operating Results for the Nine Months Ended September 30, 2021 and September 30, 2020

Net income increased by $4.5 million to $5.5 million for the nine months ended September 30, 2021 from net income of $1.0 million for the nine months ended September 30, 2020. The increase was due to increases in net interest income of $4.5 million, a decrease in the provision for loan losses of $363,000 and an increase in non-interest income of $2.2 million, offset by increases in non-interest expense of $1.2 million and income tax expense of $1.4 million.

Interest income on cash and cash equivalents decreased $280,000, or 70.2%, to $119,000 for the nine months ended September 30, 2021 from $399,000 for the nine months ended September 30, 2020 due to a 65 basis point decrease in the average yield on cash and cash equivalents from 0.81% for the nine months ended September 30, 2020 to 0.16% for the nine months ended September 30, 2021 due to the lower interest rate environment. The decrease was offset by a $31.7 million increase in the average balance of cash and cash equivalents to $97.6 million for the nine months ended September 30, 2021 from $65.9 million for the nine months ended September 30, 2020, reflecting excess liquidity as deposit growth exceeded loan growth.

Interest income on loans increased $1.4 million, or 8.8%, to $17.1 million for the nine months ended September 30, 2021 from $15.7 million for the nine months ended September 30, 2020 due to a $22.8 million increase in the average balance of loans to $585.2 million for the nine months ended September 30, 2021 from $562.4 million for the nine months ended September 30, 2020. The increase in the average balance of loans reflected our continued efforts to increase our loan originations and the loans acquired from Gibraltar Bank. The increase was supplemented by a 18 basis point increase in the average yield on loans from 3.73% for the nine months ended September 30, 2020 to 3.91% for the nine months ended September 30, 2021 due to a higher rate environment when comparing the two periods.

Interest income on securities increased $270,000, or 22.3%, to $1.5 million for the nine months ended September 30, 2021 from $1.2 million for the nine months ended September 30, 2020 due to a $16.0 million increase in the average balance of securities to $81.9 million for the nine months ended September 30, 2021 from $65.9 million for the nine months ended September 30, 2020 offset by a 5 basis point decrease in the average yield from 2.51% for the nine months ended September 30, 2020 to 2.46% for the nine months ended September 30, 2021, reflecting investments with excess liquidity as deposit growth exceeded loan growth.

Interest expense on interest-bearing deposits decreased $2.8 million, or 45.8%, to $3.4 million for the nine months ended September 30, 2021 from $6.2 million for the nine months ended September 30, 2020. The decrease was due primarily to 91 basis point decrease in the average cost of interest-bearing deposits to 0.85% for the nine months ended September 30, 2021 from 1.76% for the nine months ended September 30, 2020. The decrease in the average cost of deposits was due to the lower interest rate environment and an increase in the average balance of lower-cost transaction accounts and a decrease in the average balance of higher cost certificates of deposit. This decrease was offset by a $60.7 million increase in the average balance of deposits to $530.3 million for the nine months ended September 30, 2021 from $469.7 million for the nine months ended September 30, 2020.

Interest expense on Federal Home Loan Bank borrowings decreased $302,000, or 20.4%, from $1.2 million for the nine months ended September 30, 2020 to $1.5 million for the nine months ended September 30, 2021. The decrease was primarily due to the lower interest rate environment, as the average cost of borrowings decreased 34 basis point to 1.55% for the nine months ended September 30, 2021 from 1.89% for the nine months ended September 30, 2020.

Net interest income increased $4.5 million, or 44.8%, to $14.4 million for the nine months ended September 30, 2021 from $10.0 million for the nine months ended September 30, 2020. The increase reflected a 75 basis point increase in our net interest rate spread to 2.33% for the nine months ended September 30, 2021 from 1.58% for the nine months ended September 30, 2020. Our net interest margin increased 60 basis points to 2.50% for the nine months ended September 30, 2021 from 1.90% for the nine months ended September 30, 2020.

We recorded a credit for loan losses of $88,000 for the nine months ended September 30, 2021 compared to a provision for loan losses of $275,000 for the nine months ended September 30, 2020. Lower balances in residential loans, a more positive economic environment and continued strong asset quality metrics were the reasons for the credit during the nine months ended September 30, 2021. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income increased by $2.2 million or 223.6%, to $3.2 million for the nine months ended September 30, 2021 from $997,000 for the nine months ended September 30, 2020. The increase was due to $1.9 million bargain purchase gain for the Gibraltar merger, a $647,000 gain on sale of $20.0 million residential loans sold during the nine months ended September 30, 2021, offset by $547,000 lower income on bank owned life insurance as last year the Bank collected death proceeds.

For the nine months ended September 30, 2021, non-interest expense increased $1.2 million to $10.8 million, over the comparable 2020 period. Salaries and employee benefits increased $1.8 million, or 47.8%, attributable to adding the new Gibraltar employees, additional branch offices and normal merit increases. Data processing expense increased $284,000, or 57.6%, due to higher data processing expense from maintaining two core systems until the data processing conversion was completed in August. Professional fees decreased $47,000, or 7.2%, due to lower legal and consulting fees. Merger expenses were $392,000 in 2021 associated with the Gibraltar Bank acquisition. The increase of other general operating expenses was mainly due to increase occupancy costs for the acquired Gibraltar Bank branches and the branch location in Hasbrouck Heights, which opened in August. During the nine months ended September 30, 2020 the Bank made a $2.9 million contribution to the Bogota Charitable Foundation and there was no contribution for the nine months ended September 30, 2021.

Balance Sheet Analysis

Total assets were $835.0 million at September 30, 2021, representing an increase of $94.1 million, or 12.7%, from December 31, 2020. Cash and cash equivalents from banks increased $35.9 million during the period primarily due to $19.6 million in repayments in residential loans and $19.3 million in cash from the Gibraltar Bank acquisition. Net loans increased $22.2 million, or 4.0%, due to new production of $72.2 million, consisting of a relatively equal mix of residential real estate loans and commercial real estate loans and $77.0 million of loans acquired from Gibraltar Bank, which was offset by $127.0 million in repayments. Securities held to maturity increased $17.5 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash. Securities held to maturity increased $6.2 million due to the purchase of mortgage backed securities and corporate bonds with excess cash. Bank-owned life insurance increased $8.4 million due to a new purchase of $8.0 million of Bank-owned life insurance.

Delinquent loans increased $1.7 million, or 194.6%, during the nine-month period ended September 30, 2021, finishing at $2.6 million or 0.5% of total loans. During the same timeframe, non-performing assets increased $1.2 million, or 174.5%, to $1.9 million due to the addition of six loans acquired in the Gibraltar Bank acquisition and were 0.2% of total assets at September 30, 2021. The Company’s allowance for loan losses was 0.37% of total loans and 114.20% of non-performing loans at September 30, 2021.

Total liabilities increased $76.7 million, or 12.5%, to $689.1 million mainly due to deposits acquired from Gibraltar Bank, offset by a decrease in borrowings. Total deposits increased $89.2 million, or 17.8%, to $591.2 million at September 30, 2021 from $502.0 million at December 31, 2020. The increase in deposits reflected an increase in interest-bearing deposits of $80.1 million, or 16.9%, to $555.0 million as of September 30, 2021 from $474.9 million at December 31, 2020 and an increase in non-interest bearing deposits of $9.1 million, or 33.8%, to $36.2 million as of September 30, 2021 from $27.1 million as of December 31, 2020. The increases are primarily due to the $81.4 million of deposits acquired from Gibraltar Bank. Federal Home Loan Bank advances decreased $14.2 million, or 13.6%, as the $10.0 million of borrowings acquired from Gibraltar Bank were offset by $24.2 million of borrowings that matured.

Stockholders’ equity increased $17.1 million to $145.6 million, as a result of $11.5 million of capital acquired from Gibraltar Bank and net income of $5.5 million for the first nine months of 2021. At September 30, 2021, the Company’s ratio of average stockholders’ equity-to-total assets was 17.39%, compared to 16.85% at September 30, 2020.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including if the coronavirus can continue to be controlled and abated and if the economy is able to remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially remain open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect the Company’s net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; the Company’s cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash and due from banks	$9,044,291	$5,957,564
Interest-bearing deposits in other banks	107,284,223	74,428,175

Cash and cash equivalents	116,328,514	80,385,739
Securities available for sale	18,212,547	11,870,508
Securities held to maturity (fair value of $75,904,990 and $58,872,451, respectively)	75,020,011	57,504,443
Loans held for sale	996,393	—
Loans, net of allowance of $2,153,174 and $2,241,174, respectively	579,914,636	557,690,853
Premises and equipment, net	8,130,775	5,671,097
Federal Home Loan Bank (FHLB) stock and other restricted securities	5,134,000	5,928,100
Accrued interest receivable	2,725,700	2,855,425
Core deposit intangibles	354,877	—
Bank-owned life insurance	25,307,462	16,915,637
Other assets	2,908,487	2,083,076

Total Assets	$835,033,402	$740,904,878

Liabilities and Equity
Non-interest bearing deposits	$36,207,139	$27,061,629
Interest bearing deposits	555,012,875	474,911,402

Total Deposits	591,220,014	501,973,031
FHLB advances	90,102,901	104,290,920
Advance payments by borrowers for taxes and insurance	3,589,197	2,560,089
Other liabilities	4,506,174	3,612,762

Total liabilities	689,418,286	612,436,802

Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 14,631,679 issued and outstanding at September 30, 2021 and 13,157,525 at December 31, 2020	146,316	131,575
Additional Paid-In capital	68,291,158	56,975,187
Retained earnings	82,846,943	77,359,737
Unearned ESOP shares (469,980 shares at September 30, 2021 and 489,983 shares at December 31, 2020)	(5,499,507)	(5,725,410)
Accumulated other comprehensive loss	(169,794)	(273,013)

Total stockholders’ equity	145,615,116	128,468,076

Total liabilities and stockholders’ equity	$835,033,402	$740,904,878

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

	(unaudited)
Interest income
Loans	$5,967,013	$5,391,077	$17,116,855	$15,734,259
Securities
Taxable	410,867	367,857	1,473,018	1,204,056
Tax-exempt	13,411	13,136	38,794	38,017
Other interest-earning assets	94,343	131,215	332,603	660,492

Total interest income	6,485,634	5,903,285	18,961,270	17,636,824

Interest expense
Deposits	1,040,669	1,836,627	3,354,897	6,194,460
FHLB advances	369,352	472,506	1,176,985	1,478,432

Total interest expense	1,410,021	2,309,133	4,531,882	7,672,892

Net interest income	5,075,613	3,594,152	14,429,388	9,963,932
Provision (credit) for loan losses	25,000	25,000	(88,000)	275,000

Net interest income after provision (credit) for loan losses	5,050,613	3,569,152	14,517,388	9,688,932

Non-interest income
Fees and service charges	53,696	13,407	98,989	45,451
Gain on sale of loans	127,111	—	647,213	—
Bargain purchase gain	—	—	1,933,397	—
Bank-owned life insurance	156,992	90,359	391,825	939,160
Other	36,613	4,287	154,882	12,470

Total non-interest income	374,412	108,053	3,226,306	997,081

Non-interest expense
Salaries and employee benefits	2,029,021	1,330,540	5,603,408	3,790,526
Occupancy and equipment	338,604	166,592	899,777	495,509
FDIC insurance assessment	49,000	45,000	163,300	116,000
Data processing	256,953	182,202	777,789	493,439
Advertising	60,000	30,000	180,000	131,814
Director fees	207,012	181,916	622,131	547,091
Professional fees	128,514	239,375	596,280	642,888
Merger fees	—	—	392,197	—
Core conversion costs	370,000	—	730,000	—
Contribution to charitable foundation	—	—	—	2,881,500
Other	337,002	218,395	820,803	527,560

Total non-interest expense	3,776,106	2,394,020	10,785,685	9,626,327

Income before income taxes	1,648,919	1,283,185	6,958,009	1,059,686
Income tax expense	606,744	326,769	1,470,803	37,781

Net income	$1,042,175	$956,416	$5,487,206	$1,021,905

Earnings per Share (basic and diluted)	$0.07	$0.08	$0.40	$0.09
Weighted average shares outstanding	14,019,317	12,657,453	13,694,117	12,004,881

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

	(unaudited)		(unaudited)
	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2021	2020	2021	2020
Performance Ratios (1):
Return on average assets (2)	0.49%	0.51%	0.91%	0.19%
Return on average equity (3)	2.81%	3.01%	5.20%	1.11%
Interest rate spread (4)	2.43%	1.71%	2.33%	1.58%
Net interest margin (5)	2.58%	1.97%	2.50%	1.90%
Efficiency ratio (6)	69.29%	64.66%	61.06%	87.82%
Average interest-earning assets to average interest-bearing liabilities	122.40%	121.75%	122.40%	121.94%
Net loans to deposits	98.09%	114.28%	98.09%	114.28%
Equity to assets (7)	17.39%	16.85%	17.39%	16.85%
Capital Ratios:
Tier 1 capital to average assets			17.67%	17.38%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.37%	0.40%
Allowance for loan losses as a percent of non-performing loans			114.20%	344.67%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.32%	0.11%
Non-performing assets as a percent of total assets			0.23%	0.09%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2021 and 2020.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
	(unaudited)
Real estate:
Residential	$328,878,125	$340,000,989
Commercial and multi-family real estate	177,530,098	171,634,451
Construction	37,150,933	9,930,959
Commercial and industrial	10,151,860	13,652,248
Consumer:
Home equity and other	28,356,794	24,713,380

Total loans	582,067,810	559,932,027
Allowance for loan losses	(2,153,174)	(2,241,174)

Net loans	$579,914,636	$557,690,853

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At September 30,			At December
	2021			2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
	(unaudited)
Noninterest bearing demand accounts	$36,207	6.12%	—%	$27,062	5.39%	—%
NOW accounts	57,147	9.67	0.8	28,672	5.71	0.74
Money market accounts	58,833	9.95	0.34	58,114	11.58	0.47
Savings accounts	66,389	11.23	0.26	31,761	6.33	1.25
Certificates of deposit	372,644	63.03	0.83	356,364	70.99	1.33

Total	$591,220	100.00%	0.66%	$501,973	100.00%	1.06%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2021			2020
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$101,453	$33	0.13%	$66,865	$48	0.29%
Loans	584,754	5,967	4.05%	586,497	5,391	3.66%
Securities	88,619	424	1.91%	64,431	381	2.37%
Other interest-earning assets	5,521	62	4.49%	6,175	83	5.35%

Total interest-earning assets	780,347	6,486	3.30%	723,968	5,903	3.24%
Non-interest-earning assets	52,346			29,150

Total assets	$832,693			$753,118

Liabilities and equity:
NOW and money market accounts	$108,411	$148	0.54%	$64,710	$128	0.79%
Savings accounts	64,076	36	0.22%	30,834	20	0.26%
Certificates of deposit	375,495	857	0.91%	390,451	1,689	1.72%

Total interest-bearing deposits	547,982	1,041	0.75%	485,995	1,837	1.50%
Federal Home Loan Bank advances	96,041	369	1.52%	108,624	472	1.73%

Total interest-bearing liabilities	644,023	1,410	0.87%	594,619	2,309	1.54%

Non-interest-bearing deposits	33,330			24,301
Other non-interest-bearing liabilities	10,246			7,320

Total liabilities	687,599			626,240
Total equity	145,094			126,878

Total liabilities and equity	$832,693			$753,118

Net interest income		$5,076			$3,594

Interest rate spread (1)			2.43%			1.70%
Net interest margin (2)			2.58%			1.97%
Average interest-earning assets to average interest-bearing liabilities	121.17%			121.75%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

	Nine Months Ended September 30,
	2021			2020
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
Assets:
Cash and cash equivalents	$97,579	$119	0.16%	$65,915	$399	0.81%
Loans	585,156	17,117	3.91%	562,399	15,734	3.73%
Securities	81,900	1,512	2.46%	65,879	1,242	2.51%
Other interest-earning assets	5,785	213	4.92%	6,033	262	5.79%

Total interest-earning assets	770,420	18,961	3.29%	700,226	17,637	3.36%
Non-interest-earning assets	40,177			28,526

Total assets	$810,597			$728,752

Liabilities and equity:
NOW and money market accounts	$99,261	$427	0.57%	$53,634	$385	0.96%
Savings accounts	56,982	84	0.20%	29,766	57	0.26%
Certificates of deposit	374,101	2,844	1.02%	386,250	5,752	1.99%

Total interest-bearing deposits	530,344	3,355	0.85%	469,650	6,194	1.76%
Federal Home Loan Bank advances	101,249	1,177	1.55%	104,567	1,479	1.89%

Total interest-bearing liabilities	631,593	4,532	0.96%	574,217	7,673	1.78%

Non-interest-bearing deposits	28,602			20,171
Other non-interest-bearing liabilities	9,458			11,204

Total liabilities	669,653			605,592
Total equity	140,944			123,160

Total liabilities and equity	$810,597			$728,752

Net interest income		$14,429			$9,964

Interest rate spread (1)			2.33%			1.58%
Net interest margin (2)			2.50%			1.90%
Average interest-earning assets to average interest-bearing liabilities	121.98%			121.94%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020			Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
Interest income:
Cash and cash equivalents	$45	$(60)	$(15)	$51	$(331)	$(280)
Loans receivable	(71)	647	576	890	493	1,383
Securities	462	(419)	43	394	(124)	270
Other interest earning assets	(29)	8	(21)	(12)	(37)	(49)

Total interest-earning assets	407	176	583	1,323	1	1,324

Interest expense:
NOW and money market accounts	236	(216)	20	260	(218)	42
Savings accounts	73	(57)	16	54	(27)	27
Certificates of deposit	(136)	(696)	(832)	(124)	(2,784)	(2,908)
Federal Home Loan Bank advances	(191)	88	(103)	(51)	(251)	(302)

Total interest-bearing liabilities	(18)	(881)	(899)	139	(3,280)	(3,141)

Net increase (decrease) in net interest income	$425	$1,057	$1,482	$1,184	$3,281	$4,465

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Three months ended September 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,648,919	$606,744	$1,042,175
Add: merger-related expenses	—	—	—

Non-GAAP basis	$1,648,919	$606,744	$1,042,175

	Three months ended September 30, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,283,185	$326,769	$956,416
Add: merger-related expenses	$78,606	$—	$78,606

Non-GAAP basis	$1,361,791	$326,769	$1,035,022

	Nine months ended September 30, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$6,958,009	$1,470,803	$5,487,206
Add: merger and acquisition related expenses	392,197	—	392,197
ADD: Charitable Foundation Contribution	—	—	—
Less: Bargain purchase gain	(1,933,397)	—	(1,933,397)

Non-GAAP basis	$5,416,809	$1,470,803	$3,946,006

	Nine months ended September 30, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,059,686	$37,781	$1,021,905
Add: merger and acquisition related expenses	78,606	—	78,606
Add: Charitable Foundation Contribution	2,881,500	809,990	2,071,510
Less: Bargain purchase gain	—	—	—

Non-GAAP basis	$4,019,792	$847,771	$3,172,021

	Nine months ended September 30,
	2021	2020
Return on average assets (annualized):
GAAP	0.91%	0.19%
Adjustments	0.26%	0.36%

Non-GAAP	0.65%	0.55%
Return on average equity (annualized):
GAAP	5.20%	1.11%
Adjustments	1.46%	2.14%

Non-GAAP	3.74%	3.25%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110